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                                                                    Exhibit 10.1

                                                    April 14, 2004


Dear Paul:

         Further to our conversations, I am pleased to confirm the principal terms of your employment with Take-Two Interactive Software, Inc. ("T2"):

        Term:                    Three years

        Start Date:              April 14, 2004

        Title:                   President and Director

        Reporting:               Chairman and Interim Chief Executive Officer

        Salary: $600,000 per annum, payable bi-weekly in accordance with T2's normal payroll practices.

        Equity: 300,000 non-plan options at an exercise price equal to the closing price of T2's Common Stock as reported by Nasdaq on April 14, 2004 (vesting as to the initial 50,000 shares six months after April 14, 2004 and the balance of the shares vesting in 50,000 share lots every six months). T2 shall register the shares underlying the options under the Securities Act of 1933.

        Bonus: Quarterly bonus of $50,000 commencing with the quarter ended July 31, 2004; provided that T2 achieves its revenue and net income forecasts. In addition, signing bonus of $150,000.

        Car Allowance:           $1,000 per month.

        Benefits:                All benefits offered by T2 to executives of
                                 similar status, including 401(k) and Health
                                 Insurance. T2 shall pay the premiums on your life insurance in the amount of $1 million.

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        Termination:             Termination provisions substantially similar to
                                 those set forth under Employment Agreement dated July 2000 (the "Old Agreement").

        Reviews:                 Performance review on an annual basis.

        Vacation:                Four weeks.


         We will prepare a mutually acceptable employment agreement to reflect the foregoing, which will contain provisions no less favorable to Employee than as set forth in the Old Agreement. Until such agreement is executed and delivered, this agreement shall be binding between the parties. Upon the execution of this agreement, the Separation Agreement dated June 4, 2003 shall automatically terminate (except for provisions of Section 6 of the Separation Agreement which shall survive such termination).

         Paul, we look forward to you joining the Take-Two team.


                                                        Sincerely,

                                                        /s/ Richard Roedel
                                                        ------------------
                                                        Richard Roedel
                                                        Chairman and Interim CEO

AGREED and ACCEPTED:

/s/ Paul Eibeler
----------------
Paul Eibeler



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